EXHIBIT 99.1

Pacific Energy Partners, L.P. Announces Closing of Rangeland Pipeline
                          System Acquisition

    LONG BEACH, Calif.--(BUSINESS WIRE)--May 11, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) announced the closing today of the previously announced acquisition of the Rangeland Pipeline System from BP Canada Energy Company, by two wholly-owned subsidiaries of the Partnership. The Rangeland Pipeline System, which is located in the province of Alberta, Canada, consists of Rangeland Pipeline Company, Rangeland Marketing Company and Aurora Pipeline Company Ltd.
    The acquisition price for the Rangeland Pipeline System is Canadian $130 million plus approximately Canadian $29 million for line fill, working capital, transaction costs and transition capital expenditures. The aggregate purchase cost is approximately US$116 million.
    Irv Toole, President and Chief Executive Officer, said, "This acquisition is a continuation of our regional development plans in the Rocky Mountain region and provides a unique and strategic opportunity for Pacific Energy Partners to participate in providing needed transportation services associated with the expected increase in production of synthetic crude from the Alberta oil sands. This new system is expected to have significant synergies with the Partnership's U.S. pipeline systems and will enable us to provide expanded services to our Rocky Mountain customers."
    The Rangeland Pipeline System consists of approximately 800 miles of gathering and trunk pipelines. It is a bi-directional system capable of gathering crude oil, condensate and butane and transporting these commodities either north to Edmonton, Alberta, via third-party pipeline connections or south to the U.S. border near Cutbank, Mont., where it connects to the Western Corridor system, in which the Partnership owns an undivided interest. The trunk pipeline from Sundre Station to the U.S. border has a current capacity of approximately 85,000 bpd in light crude service.
    Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, Calif. Pacific Energy Partners is engaged principally in the business of gathering, transporting, storing, and distributing crude oil and other related products in California and the Rocky Mountain region. The Partnership generates revenue primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy Partners also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are the successful integration and future performance of the assets acquired, availability of third party production volumes for purchase, transportation and sale by the Partnership, demand for various grades of crude oil and the effects of competition. Also among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             Manager, Investor Relations
             Fax: 562-728-2881